Exhibit 23.1

T R Chadha & Co LLP Chartered Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ebix, Inc. of our report dated March 1, 2019 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Ebix Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

T R CHADHA & CO LLP Chartered Accountants ICAI Firm reg. no.: 06711N/N500028

New Delhi, India

December 17, 2020

T R Chadha & Co., a partnership firm converted into T R Chadha & Co LLP

(A limited liability partnership with LLP Identification No. AAF-3926) with effect from 28th December, 2015

Corporate/ Regd. Office : B-30, Connaught Place, Kuthiala Building, New Delhi – 110001

Phone : 43259900, Fax : 43259930, E-mail : delhi@trchadha.com